                                   AMENDMENT TO
                           ARTICLES OF INCORPORATION OF
                               STACEY'S BUFFET, INC.


     WHEREAS, the following amendment to Articles of Incorporation of Stacey's Buffet, Inc. (the "Corporation") was approved by all of the directors and a majority of the stockholders of the Corporation pursuant to the provisions of Florida Statutes, Section 607.181(1) on May 6, 1996 and June 21, 1996, respectively.

     WHEREAS, the approval of the Secretary of State of Florida of the proposed amendment hereinafter set forth is hereby requested;

     NOW THEREFORE, the Articles of Incorporation of the Corporation are hereby amended by deleting in its entirety the present Article V and by substituting therefor the following:

                                    "Article V
                                   Capital Stock

     Each outstanding share of Common Stock, $.01 par value per share, of the Corporation (the "Old Common Stock"), shall be changed into and reclassified as .2 (2/10ths) shares of Common Stock, $.01 par value per share of the Corporation (the "New Common Stock").

     Upon the effective filing hereof, the conversion of the issued and outstanding shares of Old Common Stock into issued and outstanding shares of New Common Stock shall occur automatically without any further action by the holders of such shares of Old Common Stock and whether or not the certificates representing the shares of Old Common Stock are surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock issuable upon such conversion unless certificates evidencing such shares of Old Common Stock which have been converted are either delivered to the Corporation, as hereinafter provided, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

     Upon the occurrence of the automatic conversion of the Old Common Stock, the holders of Old Common Stock shall surrender the certificates representing such shares to the transfer agent for the Corporation. Thereupon, there shall be issued and delivered to such holder, in the name shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of New Common Stock into which the shares of Old Common Stock surrendered are convertible, dated as of the date on which such automatic conversion occurs, with all fractional shares of New Common Stock to be retired by the Corporation by paying cash for each fraction of a share of New Common Stock in an amount to be determined on the basis of the average closing price of the Old Common Stock for the ten trading days immediately preceding the effective filing hereof.

     The total number of shares of capital stock authorized to be issued by the Corporation shall be 25,000,000 shares of Common Stock having a par value of $.01 per share. Each of the said shares of stock shall entitle the holder thereof to one (1) vote upon each matter properly submitted to the stockholders at any meeting of the stockholders. All or any part of said capital stock may be paid for in cash, in property or in labor or services actually performed for the Corporation and valued at a fair valuation to be fixed by the Board of Directors at a meeting called for such purpose. All stock when issued shall be paid for and shall be nonassessable.

     In the election of directors of the Corporation there shall be no cumulative voting of the stock entitled to vote at such election."

     IN WITNESS WHEREOF, this Amendment to Articles of Incorporation is hereby executed on behalf of the Corporation by its Chief Executive Officer and Secretary this 11th day of July, 1996.


                                     STACEY'S BUFFET, INC.


                                     By:  /s/ Stephen J. Marrier
                                         -----------------------
                                         Stephen J. Marrier
                                         Chief Executive Officer


                                     By:  /s/ Maureen A. Jack
                                         -----------------------
                                         Maureen A. Jack
                                         Secretary

STATE OF RHODE ISLAND
COUNTY OF PROVIDENCE

     In Providence, on this 11th day of July, 1996, before me personally appeared Stephen J. Marrier, to me known and known by me to be the Chief Executive Officer of Stacey's Buffet, Inc., and the person executing the foregoing instrument on behalf of Stacey's Buffet, Inc., and he acknowledged said instrument by him so executed to be his free act and deed in such capacity and the free act and deed of Stacey's Buffet, Inc.


                                       /s/ Meride J. Dooriss
                                    ----------------------------
                                         Notary Public

                                    MERIDE J.DOORISS, Notary Public
                                    My Commission Expires September 26, 1996
                                    ------------------------------
                                    (Print, Type or Stamp Name)
                                    My commission expires:

STATE OF FLORIDA
COUNTY OF PINELLAS

        The foregoing instrument was acknowledged before me this 12th day of July, 1996, by Maureen A. Jack, as Secretary of Stacey's Buffet, Inc., a Florida corporation, on behalf of the corporation. She is personally known to me or has produced _____________________ as identification.

                                       /s/ Janet L. Davis
                                    ----------------------------
                                    Notary Public

                                    JANET L. DAVIS
                                    ------------------------------
                                    (Print, Type or Stamp Name)
                                    My commission expires:
                                             Dec. 2, 1996